Exhibit 99.1
THE REALREAL ANNOUNCES THIRD QUARTER 2021 RESULTS
Third Quarter Gross Merchandise Value Increased 50% Year-Over-Year to $368 million
Third Quarter Total Revenue Increased 53% Year-Over-Year to $119 million
Third Quarter Gross Profit Per Order Improved $4 Year-Over-Year to $94 Per Order

SAN FRANCISCO, Nov. 8, 2021 — The RealReal (Nasdaq: REAL)—the world’s largest online marketplace for authenticated, resale luxury goods—today reported financial results for its third quarter ended Sept. 30, 2021. The company reported strong top-line growth as well as solid bottom-line improvements. Gross merchandise value (GMV) increased 50% and 46% compared to the same periods in 2020 and 2019, respectively. Third quarter gross profit per order was approximately $94, an increase of $4 per order, or a 4% improvement year-over-year. In addition, the company achieved leverage in all major expense categories in the third quarter of 2021 compared to prior year.

“We are pleased to announce strong results for the third quarter. Our product supply has ramped nicely driven by at-home concierge appointments and our expanded retail footprint. Based on what we know today, we believe the operational and supply impacts to our business from COVID-19 are effectively behind us, and we are well-positioned for a strong holiday season. Additionally, we believe The RealReal’s unique business model is largely insulated from the supply chain shortages and certain of the inflationary impacts many retailers are experiencing,” said Julie Wainwright, founder and CEO of The RealReal.

Wainwright continued, “Like many retailers, we experienced certain pressures to our operations during the third quarter, namely elevated shipping costs and staffing challenges in our authentication centers. To address, we implemented multiple initiatives, including shipping diversification and last-mile optimization as well as training and development programs and a continued focus on automation. The investments we made in 2019 and 2020 to move toward expanded automation in our authentication centers have already begun to show a strong return on investment.”

During the third quarter, The RealReal announced a new Chief Financial Officer, Robert Julian. As an operations- and strategy-focused CFO, Julian has a track record of driving shareholder value and building world-class finance organizations.

“Overall, our business is experiencing very positive trends and we believe these trends will continue through the end of the year and into 2022. While we are in the early innings of delivering operating expense leverage, we believe the company is starting to see the benefits of our previous investments, which will create leverage as we drive toward profitability in the coming quarters,” said Wainwright.

In mid-2021, the company began reporting GMV and average order value (AOV) results, among other top-line metrics, and the company committed to providing these results on a monthly basis through the end of 2021. The company intends to resume a more typical annual and quarterly guidance cadence in 2022 along with committing to a timeline to reach Adjusted EBITDA profitability.
Third Quarter Financial Highlights
•GMV was $368 million, an increase of 50% and 46% compared to the same periods in 2020 and 2019, respectively.
•Total Revenue was $119 million, an increase of 53% and 46% compared to the same periods in 2020 and 2019, respectively.
•Net Loss was ($57 million) for the third quarter of 2021, compared to ($44 million) and ($25 million) in the same periods in 2020 and 2019, respectively.
•Adjusted EBITDA was ($31.5 million) or (26.5%) of total revenue compared to (37.6%) of total revenue in the third quarter of 2020 and (26.0%) of total revenue in the third quarter of 2019. Adjusted EBITDA includes $0.4 million of COVID-related expenses and $1.4 million of redundant occupancy expenses and productivity ramp associated with our relocation of our authentication center from Brisbane, Calif., to Phoenix.
•GAAP basic and diluted net loss per share was ($0.62).
•Non-GAAP basic and diluted net loss per share was ($0.47).
•At the end of the third quarter, cash and cash equivalents totaled $445 million.
•GMV growth driven by strong supply growth and buyer engagement in the third quarter of 2021
◦Trailing 12-months (TTM) active buyers reached 772,000, an increase of 25% compared to the same period in 2020.
◦Orders reached 757,000, an increase of 38% compared to the same period in 2020.
◦AOV was $486, an increase of 9% compared to the same period in 2020. Higher AOV was driven by a 10% year-over-year increase in units per transaction (UPT), partially offset by slightly lower average selling price (ASP). UPT benefited from a seasonal shift toward women’s ready-to-wear categories.
◦GMV from repeat buyers was 84% compared to 83% in the third quarter of 2020.
•Revenue growth driven by GMV growth and higher direct sales, partially offset by lower take rate
◦Consignment and Service Revenue was $89.5 million, an increase of 39% and 30% compared to the same periods in 2020 and 2019, respectively.
◦Direct Revenue was $29.4 million, an increase of 115% and 139% compared to the same periods in 2020 and 2019, respectively.
◦Consignment Take Rate decreased 50 basis points year-over-year to 34.9%, but increased 40 basis points sequentially compared to the second quarter of 2021, reflecting normalized category mix partially offset by certain adjustments in the period.
•Gross Profit per Order increases 4% year-over-year due to higher AOV and higher direct gross margins
◦Gross Profit was $71.1 million, an increase of 44% compared to the same period in 2020.
◦Gross Profit per Order improved $4 year-over-year to $94 per order.
•Reducing fashion’s impact
◦Since The RealReal’s inception in 2011 through Sept. 30, 2021, consignment with The RealReal saved nearly 22,000 metric tons of carbon and more than 1 billion liters of water.

Webcast and Conference Call
The RealReal will post a stockholder letter on its investor relations website at investor.therealreal.com/financial-information/quarterly-results and host a conference call at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to answer questions regarding its third quarter and year-to-date results. Investors and analysts can access the call by dialing (866) 996-5385 in the U.S. or (270) 215-9574 internationally. The passcode for the call is 1875975. The call will also be available via live webcast at investor.therealreal.com along with the stockholder letter and supporting slides.
An archive of the webcast conference call will be available shortly after the call ends at investor.therealreal.com.
About The RealReal, Inc.
The RealReal is the world’s largest online marketplace for authenticated, resale luxury goods, with more than 24 million members. With a rigorous authentication process overseen by experts, The RealReal provides a safe and reliable platform for consumers to buy and sell their luxury items. We have hundreds of in-house gemologists, horologists and brand authenticators who inspect thousands of items each day. As a sustainable company, we give new life to pieces by thousands of brands across numerous categories—including women's and men's fashion, fine jewelry and watches, art and home—in support of the circular economy. We make selling effortless with free virtual appointments, in-home pickup, drop-off and direct shipping. We do all of the work for consignors, including authenticating, using AI and machine learning to determine optimal pricing, photographing and listing their items, as well as handling shipping and customer service. At our 18 retail locations, including our 15 shoppable stores, customers can sell, meet with our experts and receive free valuations.
Investor Relations Contact:
Caitlin Howe
Vice President, Investor Relations
IR@therealreal.com
Press Contact:
Erin Santy
Head of Communications
pr@therealreal.com
Forward Looking Statements
This press release contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including the amounts of our operating expense and capital expenditure investments or reductions and our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of the COVID-19 pandemic and the recent social unrest. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic and the recent social unrest on our operations and our business environment, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations and other reasons.
More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2020, a copy of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.
Non-GAAP Financial Measures
To supplement our unaudited and condensed financial statements presented in accordance with generally accepted accounting principles ("GAAP"), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA as a percentage of total net revenue ("Adjusted EBITDA Margin"), free cash flow, non-GAAP net loss attributable to common stockholders, non-GAAP net loss per share attributable to common stockholders, basic and diluted, and Contribution Profit. We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in this earnings release.
We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.
We calculate Adjusted EBITDA as net loss before interest income, interest expense, other (income) expense net, provision (benefit) for income taxes, depreciation and amortization, further adjusted to exclude stock-based compensation, employer payroll tax on employee stock transactions, and certain one-time expenses. The employer payroll tax expense related to employee stock transactions are tied to the vesting or exercise of underlying equity awards and the price of our common stock at the time of vesting, which may vary from period to period independent of the operating performance of our business. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.
In particular, the exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted EBITDA Margin facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation and the related employer payroll tax on employee stock transactions, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation and the related employer payroll tax will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.
Free cash flow is a non-GAAP financial measure that is calculated as net cash (used in) provided by operating activities less net cash used to purchase property and equipment and capitalized proprietary software development costs. We believe free cash flow is an important indicator of our business performance, as it measures the amount of cash we generate. Accordingly, we believe that free cash flow provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.
Non-GAAP net loss per share attributable to common stockholders, basic and diluted is a non-GAAP financial measure that is calculated as GAAP net loss plus stock-based compensation expense, provision (benefit) for income taxes, and non-recurring items divided by weighted average shares outstanding. We believe that adding back stock-based compensation expense and related payroll tax, provision (benefit) for income taxes, and non-recurring items as adjustments to our GAAP net loss, before calculating per share amounts for all periods presented provides a more meaningful comparison between our operating results from period to period.

THE REALREAL, INC.
Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Consignment and service revenue	$89,451	$64,152	$246,985	$176,006
Direct revenue	29,387	13,645	75,582	37,111
Total revenue	118,838	77,797	322,567	213,117
Cost of revenue:
Cost of consignment and service revenue	22,714	16,304	64,352	47,253
Cost of direct revenue	25,025	11,964	65,365	31,678
Total cost of revenue	47,739	28,268	129,717	78,931
Gross profit	71,099	49,529	192,850	134,186
Operating expenses:
Marketing	15,708	15,186	44,378	37,747
Operations and technology	61,135	40,578	172,906	117,858
Selling, general and administrative	44,912	35,384	132,504	101,937
Legal settlement	500	—	11,788	1,110
Total operating expenses (1)	122,255	91,148	361,576	258,652
Loss from operations	(51,156)	(41,619)	(168,726)	(124,466)
Interest income	55	448	249	2,350
Interest expense	(6,072)	(2,406)	(15,374)	(2,810)
Other income (expense), net	5	—	22	(89)
Loss before provision for income taxes	(57,168)	(43,577)	(183,829)	(125,015)
Provision (benefit) for income taxes	28	(17)	83	38
Net loss attributable to common stockholders	$(57,196)	$(43,560)	$(183,912)	$(125,053)
Net loss per share attributable to common stockholders, basic and diluted	$(0.62)	$(0.50)	$(2.02)	$(1.43)
Weighted average shares used to compute net loss per share attributable to common stockholders, basic and diluted	91,859,603	87,869,321	90,995,285	87,176,677

(1) Includes stock-based compensation as follows:
Marketing	$628	$705	$1,924	$1,228
Operating and technology	5,543	2,892	15,789	7,222
Selling, general and administrative	6,421	3,775	18,611	8,461
Total	$12,592	$7,372	$36,324	$16,911

THE REALREAL, INC.
Condensed Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$444,809	$350,846
Short-term investments	—	4,017
Accounts receivable, net	6,770	7,213
Inventory	63,876	42,321
Prepaid expenses and other current assets	22,319	17,072
Total current assets	537,774	421,469
Property and equipment, net	83,928	63,454
Operating lease right-of-use assets	146,852	118,136
Other assets	2,857	2,050
Total assets	$771,411	$605,109
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$8,246	$14,346
Accrued consignor payable	60,366	57,053
Operating lease liabilities, current portion	15,229	14,999
Other accrued and current liabilities	84,921	61,862
Total current liabilities	168,762	148,260
Operating lease liabilities, net of current portion	145,787	115,084
Convertible senior notes, net	344,245	149,188
Other noncurrent liabilities	1,900	1,284
Total liabilities	660,694	413,816
Stockholders’ equity:
Common stock, $0.00001 par value; 500,000,000 shares authorized as of September 30, 2021 and December 31, 2020; 92,289,799 and 89,301,664 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	826,649	723,302
Accumulated other comprehensive income	—	11
Accumulated deficit	(715,933)	(532,021)
Total stockholders’ equity	110,717	191,293
Total liabilities and stockholders’ equity	$771,411	$605,109

THE REALREAL, INC.
Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(183,912)	$(125,053)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	17,840	13,673
Stock-based compensation expense	36,324	16,911
Reduction of operating lease right-of-use assets	14,765	12,003
Bad debt expense	637	661
Accrued interest on convertible notes	1,525	1,496
Accretion of debt discounts and issuance costs	9,854	1,268
Loss on retirement of property and equipment	404	—
Other adjustments	10	(75)
Changes in operating assets and liabilities:
Accounts receivable, net	(194)	2,559
Inventory	(21,555)	4,927
Prepaid expenses and other current assets	(5,330)	(4,626)
Other assets	(807)	578
Operating lease liability	(12,548)	(8,710)
Accounts payable	(6,220)	(4,164)
Accrued consignor payable	3,313	(8,330)
Other accrued and current liabilities	21,951	1,015
Other noncurrent liabilities	556	(150)
Net cash used in operating activities	(123,387)	(96,017)
Cash flow from investing activities:
Purchases of short-term investments	—	(73,280)
Proceeds from maturities of short-term investments	4,000	222,217
Proceeds from sale of short-term investments	—	7,932
Capitalized proprietary software development costs	(7,455)	(6,640)
Purchases of property and equipment	(30,303)	(15,685)
Net cash (used in) provided by investing activities	(33,758)	134,544
Cash flow from financing activities:
Proceeds from issuance of 2025 convertible senior notes, net of issuance costs	—	166,278
Purchase of capped calls in conjunction with the issuance of the 2025 convertible senior notes	—	(22,546)
Proceeds from issuance of 2028 convertible senior notes, net of issuance costs	278,234	—
Purchase of capped calls in conjunction with the issuance of the 2028 convertible senior notes	(33,666)	—
Proceeds from exercise of stock options	5,452	7,135
Proceeds from issuance of stock in connection with the Employee Stock Purchase Program	1,092	—
Taxes paid related to restricted stock vesting	(4)	(748)
Net cash provided by financing activities	251,108	150,119
Net increase in cash and cash equivalents	93,963	188,646
Cash and cash equivalents
Beginning of period	350,846	154,446
End of period	$444,809	$343,092

The following table reflects the reconciliation of net loss to Adjusted EBITDA for each of the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Adjusted EBITDA Reconciliation:
Net loss	$(57,196)	$(43,560)	$(183,912)	$(125,053)
Depreciation and amortization	6,034	4,917	17,840	13,673
Stock-based compensation	12,592	7,372	36,324	16,911
Payroll tax expense on employee stock transactions (1)	245	—	967	—
Legal fees reimbursement benefit (2)	(500)	—	(500)	—
Legal settlement (3)	500	—	11,788	1,110
Restructuring charges (4)	811	72	2,314	514
Interest income	(55)	(448)	(249)	(2,350)
Interest expense	6,072	2,406	15,374	2,810
Other (income) expense, net	(5)	—	(22)	89
Provision for income taxes	28	(17)	83	38
Adjusted EBITDA	$(31,474)	$(29,258)	$(99,993)	$(92,258)
(1) We exclude employer payroll tax expense related to employee stock-based transactions because we believe that excluding this item provides meaningful supplemental information regarding our operating results. In particular, this expense is dependent on the price of our common stock at the time of vesting or exercise, which may vary from period to period, and other factors that are beyond our control and do not correlate to the operation of the business. When evaluating the performance of our business and making operating plans, we do not consider these items. Similar charges were not adjusted in prior periods as they were not material.
(2) During the nine months ended 9/30/21, we received insurance reimbursement of $3.2 million related to legal fees for a certain matter, of which $2.7 million have been applied to the current year's legal expenses.
(3) On November 5, 2021, a stipulation of settlement was filed with the federal court to settle the putative shareholder class action filed against us, our officers and directors, and the underwriters for the Company’s initial public offering. The stipulation of settlement is subject to preliminary and final approval by the court. The financial terms of the settlement stipulation provide that the Company will pay $11.0 million within thirty (30) days of the later of preliminary approval of the settlement or plaintiff’s counsel providing payment instructions. Also on November 5, 2021, a stipulation of settlement was filed in the derivative case filed against us as a nominal defendant and our officers and directors as defendants. The stipulation of settlement is subject to preliminary and final approval by the court. The financial terms of the settlement stipulation provide that the Company will pay $0.5 million within thirty (30) days of the later of preliminary approval of the settlement or plaintiff’s counsel providing payment instructions.
(4) The restructuring charges for the three and nine months ended September 30, 2021 comprise of the costs to transition operations from the Brisbane warehouse to our new Phoenix warehouse. The restructuring charges for the three and nine months ended September 30, 2020 consist of COVID-19 related costs including employee severance.

A reconciliation of GAAP net loss to non-GAAP net loss attributable to common stockholders, the most directly comparable GAAP financial measure, in order to calculate non-GAAP net loss attributable to common stockholders per share, basic and diluted, is as follows (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(57,196)	$(43,560)	$(183,912)	$(125,053)
Stock-based compensation	12,592	7,372	36,324	16,911
Payroll tax expense on employee stock transactions	245	—	967	—
Legal fees reimbursement benefit	(500)	—	(500)	—
Legal settlement	500	—	11,788	1,110
Restructuring charges	811	72	2,314	514
Provision for income taxes	28	(17)	83	38
Non-GAAP net loss attributable to common stockholders	$(43,520)	$(36,133)	$(132,936)	$(106,480)
Weighted-average common shares outstanding used to calculate Non-GAAP net loss attributable to common stockholders per share, basic and diluted	91,859,603	87,869,321	90,995,285	87,176,677
Non-GAAP net loss attributable to common stockholders per share, basic and diluted	$(0.47)	$(0.41)	$(1.46)	$(1.22)

The following table presents a reconciliation of net cash used in operating activities to free cash flow for each of the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net cash used in operating activities	$(35,071)	$(9,436)	$(123,387)	$(96,017)
Purchase of property and equipment and capitalized proprietary software development costs	(12,295)	(7,685)	(37,758)	(22,325)
Free Cash Flow	$(47,366)	$(17,121)	$(161,145)	$(118,342)

Key Financial and Operating Metrics:

	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021

GMV	$252,766	$302,975	$257,606	$182,771	$245,355	$301,219	$327,327	$350,001	$367,925
NMV	$186,617	$219,508	$184,625	$139,797	$189,059	$223,390	$244,162	$256,509	$273,417
Consignment and Services Revenue	$69,067	$81,386	$65,086	$46,768	$64,152	$71,320	$75,082	$82,452	$89,451
Direct Revenue	$12,271	$11,209	$12,942	$10,523	$13,645	$15,512	$23,735	$22,460	$29,387
Number of Orders	577	637	574	438	550	671	690	673	757
Take Rate	36.8%	36.2%	36.2%	36.0%	35.4%	35.7%	34.3%	34.5%	34.9%
Active Buyers	543	582	602	612	617	649	687	730	772
AOV	$438	$476	$449	$417	$446	$449	$474	$520	$486
% of GMV from Repeat Buyers	81.8%	82.9%	84.4%	82.3%	82.9%	82.4%	83.6%	84.5%	84.1%